Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the GSI Group Inc. Restricted Stock Unit Inducement Award Agreements of our report dated March 18, 2013 (except Notes 7, 15 and 17, as to which the date is March 13, 2014), with respect to the consolidated financial statements of GSI Group Inc. as of December 31, 2012 and for each of the two years in the period ended December 31, 2012, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 14, 2014